                                                                  Exhibit *10.12


                    [LETTERHEAD OF YORK/(R)/INTERNATIONAL]
================================================================================
    CORPORATION
                                                    Robert N. Pokelwaldt
                                                    Chairman and
                                                    Chief Executive Officer
October 22, 1997


Mr. John R. Tucker
28 Via Porto Grande
Rancho Palos Verdes, CA  90275

Dear John,

On behalf of York International Corporation, I am very pleased to offer to you a position of President and Chief Operating Officer (C.O.O.) reporting to me, effective on or before December 1, 1997.

Your starting base salary will be $35,416.67/month ($425,000/annually).

The Incentive Compensation Plan for executives at York International has two elements; an annual cash bonus which is based on single year results, and a mid-term Performance Unit Plan (P.U.P.) which is based on three-year results. Your participation in the 1998 annual portion of the Plan will be a 50% Base Expected Value level and a 100% Base Over Achievement level. For 1998, you will be guaranteed a minimum incentive award of $212,500. It will be recommended, and subject to approval of the Board of Directors, that you receive 6,458 P.U.P. units at the Expected Value level. These units will be earned on a prorated basis from the grant date, December 1, 1997, to the end of 1999, the valuation date. You will be eligible for the next annual P.U.P. grant effective 1/1/98.

You will be paid an allowance of $165,000 as of March 1, 1998, conditional upon your being employed by York International on that date.

You will be paid a sign-on bonus in the amount of $150,000 within two weeks of your start date.

You will be paid $50,000, plus tax gross up, to compensate you for the loss of your company car and country club membership.

It will be recommended to the Board of Directors that you receive 25,000 Restricted Shares, priced at $1.00 per share. These shares will vest 50% upon the second anniversary of grant, and 25% respectively, at the third and fourth anniversaries.

It will be recommended to the Board of Directors that you will also receive an employment grant of 15,000 stock options under the provisions of the Stock Option Plan priced at Fair Market Value on the date of grant. This option will fully vest on the first anniversary following the date of grant.

In addition, it will be recommended to the Board of Directors that you receive a grant of 25,000 performance stock option shares, priced at Fair Market Value on the date of grant. These shares would vest based on the following York International stock price performance:

     . 50% of the performance stock options vest when the York stock price averages $57 for a sustained thirty day period within the first two years of your employment.

     . 25% of the performance stock options vest when the York stock price averages $65.55 for a sustained thirty day period within the first three years of your employment.

Mr. John R. Tucker
Page 2


    . 25% of the performance stock options vest when the York stock price averages $75.38 for a sustained thirty day period within the first four years of your employment.

If any increment does not vest within the time limits described above, the vesting of the shares of that increment will be deferred to the eighth year of the ten year performance stock option life period.

It will be recommended to the Board of Directors that you become a participant in the Supplemental Executive Retirement Plan (S.E.R.P.) effective with your date of hire. The purpose of this benefit is to provide pension benefits above the current ERISA salary cap of $160,000 annually and to increase overall pension entitlement to 2.5% of Final average earnings when combined with the standard plan.

Effective January 1, 1998, you will be a participant in York's Deferred Compensation Program.

You will be participating in York's financial planning program with an annual allowance of $4,500.

You will participate in York's Pension and FlexChoice Group Health and Welfare Benefits Program. Group benefits, with the exception of LTD will be effective on your date of hire. LTD coverage will begin on the first day of the month following your employment date.

You will be provided relocation benefits typically offered to a transferred York employee. However, the incidental expense allowance will be increased to $20,000 grossed up to cover appropriate taxes.

You will be provided the following severance guarantees:

     1.   The Company Change of Control agreement.

     2. One and one-half year's base and incentive pay and the immediate vesting of your employment restricted stock grant should you be involuntarily terminated within the first two years of your employment (without just cause), not related to a change of control.

Prior to commencing employment, you will be required to execute a confidentiality agreement and satisfactorily complete a pre-employment physical examination which includes a drug screen. In the event you have a disability, York will make reasonable accommodations for you provided the accommodations allow you to perform the essential functions of this position and does not create an undue hardship for the Company.

York adheres to an "employment at will" policy which allows either you or York to terminate an employment relationship "at will." The employment of each individual is subject to the normal policies and practices of the Company and its benefits plans as they will be revised from time to time.

We look forward to you joining York International Corporation, John, and to the contributions you will make toward our growing organization. Please contact me at (717) 771-7383 if you have any questions about York or our offer.

Mr. John R. Tucker
Page 3


    . 25% of the performance stock options vest when the York stock price averages $75.38 for a sustained thirty day period within the first four years of your employment.

Enclosed is a second original of this offer, upon acceptance, please return one copy to my attention with your signature for our records by October 30, 1997.



Sincerely,



Robert N. Pokelwaldt
Chairman and Chief Executive Officer


                            /s/_________________________________________
                            John R. Tucker

                                      Oct. 24, 1997
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                            Date